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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Xircom Acquires Selected Assets From Angia Communications, Inc.
Company to Take an Additional One-Time Charge of $.07 in the September Quarter

THOUSAND OAKS, CALIF., OCTOBER 2, 1997 -- Xircom, Inc. (Nasdaq: XIRC), the world leader in connectivity solutions for mobile professionals, today announced the acquisition of selected assets of Angia Communications, Inc., a Salt Lake City based developer and manufacturer of PC Card products. The purchase includes certain inventories and manufacturing equipment as well as intangible and intellectual property.

        "This transaction is further evidence of Xircom continuing to sharpen it's focus on the PC Card market," said Dirk Gates, chairman, president and chief executive officer. "We believe these assets will help accelerate our already rapid rate of product innovation which, in turn, should help grow our share in the PC Card space."

        The cost of the acquisition, including the value of in-process research and development, was $2.5 million. The Company will take a nonrecurring charge this quarter of $2.2 million, or $.07 per share, related to the in-process research and development associated with this transaction. The nonrecurring charge related to this transaction, when combined with the one-time charge and anticipated operating results announced in September (see release dated September 11, 1997 "Xircom Announces New Worldwide Sales and Marketing Organizations and New Speed-Based Distribution Model"), will result in a net loss of between $.47 and $.57 per share for the fourth quarter of fiscal 1997.


        The above information contains forward-looking statements based on current expectations that involve a number of risks and uncertainties which could cause actual results to differ materially from those projected and include, but are not limited to, the final determination of revenue, actual costs and expenses incurred during the quarter, decisions regarding reserves and allowances made in the normal course of the accounting close for the quarter, which at this time is not complete, future contingencies related to the Angia transaction, the actual rate of new product introduction, and actual market share results. Additional risks are described in the Company's SEC reports on Form 10-Q for the quarters ended June 30, 1997, March 31, 1997 and December 31, 1996, and the report on Form 10-K for the fiscal year ended September 30, 1996.

        XIRCOM CORPORATE BACKGROUND. Xircom is the leading manufacturer of PC Card and CardBus communications products for connecting mobile and remote portable PC users to corporate networks, the Internet, and other online services from a wide variety of locations. More information about Xircom may be found at www.xircom.com.

                                      # # #

FOR MORE INFORMATION CONTACT:

Kristi Cushing                                        Craig Rexroad
Xircom Investor Relations                             Manning Selvage & Lee
(805) 376-9300                                        (213) 782-6600
kcushing@xircom.com
http://www.xircom.com

Xircom is a registered trademark of Xircom, Inc. Other company or product names have been used for identification purposes only and may be trademarks of their respective companies.

Xircom is headquartered in Thousand Oaks, Calif., and has regional offices in Antwerp, Belgium; and Singapore. Sales: (800) 438-4526. Telephone: (805) 376-9300. Fax: (805) 376-9311.